Exhibit (b)(iv) under Form N-1A
                                            Exhibit 3(ii) under Item 601/Reg S-K




                                  AMENDMENT #7
                                 TO THE BY-LAWS
                                       OF
                   FEDERATED MUNICIPAL SECURITIES INCOME TRUST

                          Effective September 21, 2004

     Insert the following into Article II, Power and Duties of Trustees and Officers and renumber Section 10 as Section 11:

     Section 10. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.